Exhibit 5.1

August 13, 2013

Far East Energy Corporation

363 N. Sam Houston Parkway East

Suite 380

Houston, TX 77060

Ladies and Gentlemen:

In connection with the possible issuance by Far East Energy Corporation, a Nevada corporation (the “Company”), of up to an aggregate of 57,586,439 shares (“Shares”) of its common stock, par value $.001 per share (“Common Stock”) which are issuable upon the exercise of certain warrants (“Warrants”), certain legal matters with respect to the Shares are being passed upon by us as special Nevada corporate counsel. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Company’s registration statement on Form S-3 being filed by the Company with respect to the sale by selling stockholders of Shares issuable upon exercise of Warrants (the “Registration Statement”).

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i. The articles of incorporation and bylaws of the Company as are currently in effect.

ii. A certificate of officers of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and a committee thereof.

iii. The forms of the Warrant Agreements as defined in the Registration Statement.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Warrants and the Warrant Agreements has been duly executed and delivered by the parties and is valid and legally binding on the parties. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

Emmel & Klegerman PC

Main 702-476-1000 ◦ Fax 702-722-6185 ◦ 5586 So. Ft. Apache, Suite 110 ◦ Las Vegas, Nevada 89148

www.ekcounsel.com

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered upon exercise of the Warrants pursuant to the terms of the Warrants and the Warrant Agreements and payment of the exercise price therefor, validly issued, fully paid, and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus which forms part of the Registration Statement.

Very truly yours, /s/ Emmel & Klegerman PC EMMEL & KLEGERMAN PC cc: Baker & McKenzie LLP

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